Form N-SAR,
Sub-Item 77Q1(d)
Copies of any constituent
instruments defining the
rights of shareholders


Nuveen Michigan Quality Income Municipal Fund, formerly Nuveen Michigan Quality Income
Municipal Fund, Inc.

33-42082
811-6383


The rights of the holders of each series of Preferred securities are described in the three Statements of Establishing and Fixing the Rights and Preferences of Preferred Shares. These instruments are incorporated by reference for this Sub-Item 77Q1(d), filed as exhibits to Form 8-A12B on December 28, 2012, accession number
0001193125-12-517853.